Exhibit 6.15

Landa Lease

This Residential Lease Agreement (hereinafter “Lease”) is entered into this on 1st day of August, 2022 by and between the Lessor: LANDA APP 3 LLC - 1363 Hancock Street Brooklyn NY LLC (hereinafter referred to as “Landlord”), and the Lessee(s):                       . All Lessees (hereinafter referred to collectively as “Tenant”), are jointly, severally and individually bound by, and liable under, the terms and conditions of this Lease.

For the valuable consideration described below, the sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby covenant, contract and agree as follows:

Rent Payments

Tenant agrees to pay rent to the Landlord during the term of this Lease in equal monthly installments of $2,200, which shall be paid on or before the first day of the month. Tenant agrees that if rent is not paid in full on or before 1st day of the month, Tenant will pay a late charge of the lesser of (i) $50.00, or (ii) five percent (5%) of the unpaid amount.

Tenant agrees that rent shall be paid in lawful money of the United States via the Landa Resident App

Rent payments shall be made payable to and mailed or delivered to the following address: 6 West 18th Street - 12th Floor, New York, NY 10011. All notices from Tenant to Landlord under this Lease and applicable New York law shall be delivered to the above address. Tenant agrees that rent will be deemed paid only once Landlord or Landlord’s agent receives the rent monies, either by mail or by delivery to the above address. If there are multiple Tenants signed to this Lease, all such Tenants are jointly, severally and individually bound by, and liable under, the terms and conditions of this Lease. A judgment entered against one Tenant shall be no bar to an action against other Tenants.

Notice Of Intent To Surrender

A.) At the end of the Term, Tenant shall: (i) return the Apartment to the Landlord in broom clean, vacant and in good condition, ordinary wear and tear excepted; (ii) remove all of Tenant’s property and all of Tenant’s installations, alterations and decorations (if so directed by Landlord); and (iv) repair all damages to the Apartment and Building caused by moving; and restore the Apartment to its condition at the beginning of the Term ordinary wear and tear excepted.

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B.) Tenant hereby indemnifies and agrees to defend and hold Landlord harmless from and against any loss, cost, liability, claim, damage, fine, penalty and expense (including reasonable attorneys’ fees and disbursements but excluding consequential or punitive damages) resulting from delay by Tenant in surrendering the Apartment upon the termination of this Lease, including any claims made by any succeeding tenant or prospective tenant or successor landlord founded upon such delay.

C.) If Tenant holds over possession after the expiration date of the Lease or earlier termination of the Lease term or any extended term of this Lease, such holding over shall not be deemed to extend the term of this Lease or renew this Lease. Under no circumstances (i) will such holdover constitute a month-to-month tenancy, (ii) shall this imply any right of Tenant to remain in the Apartment after the expiration or earlier termination of this Lease, (iii) will Landlord be prohibited from exercising any rights permitted by law against a holdover tenant, or (iv) will any monies paid by Tenant or accepted by Landlord (e.g., Rent, Additional Rent, holdover rent or otherwise) after the expiration or earlier termination of this Lease be deemed to reinstate any form of tenancy between Tenant and Landlord. In connection with such holdover, Tenant shall pay the following charges for the use and occupancy of the Apartment for each calendar month or part thereof (even if such part shall be a small fraction of a calendar month), which total sum Tenant agrees to pay to Landlord per month promptly upon demand, in full, without set-off or deduction:

i.) Two times (2x) the highest monthly Rent set forth in this Lease, plus

ii.) Items of Additional Rent that would have been payable monthly pursuant to this Lease, had this Lease not expired or terminated.

The aforesaid provisions of this shall survive the expiration or earlier termination of this Lease.

Notice Of Injuries

In the event of any significant injury or damage to Tenant, Tenant’s family, or Tenant’s invitees, licensees, and/or guests, or any personal property, suffered in the leased premises or in any common area, written notice of same shall be provided by Tenant to Landlord at the address designated for delivery of notices (identical to address for payment of rent) as soon as possible but not later than five (5) days after said injury or damage. Failure to provide such notice shall constitute a breach of this Lease.

Grant Of Lease

Landlord does hereby lease unto Tenant, and Tenant does hereby rent from Landlord, solely for use as a personal residence, excluding all other uses, the personal residence located in USA, NY, with address of: 1363 Hancock Street, #1R, Brooklyn, NY, USA

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No Illegal Use

Tenant shall not perpetrate, allow or suffer any acts or omissions contrary to law or ordinance to be carried out upon the leased premises or in any common area. Tenant shall bear responsibility for any and all illegal acts or omissions upon the leased premises and shall be considered in breach of this Lease upon conviction of Tenant or any of Tenant’s family or invitees, licensees, and/or guests for any illegal act or omission upon the leased premises- whether known or unknown to Tenant.

Obligations And Duties Of Landlord

All of the sections of this Lease are subject to the provisions of the Warranty of Habitability Law. (See https://law.justia.com/codes/new-york/2014/rpp/article-7/235-b/.) Under that law, Landlord agrees that the Apartment is fit for human habitation and that there will be no conditions which will be detrimental to life, health or safety. Tenant will do nothing to interfere with or make more difficult Landlord’s efforts to provide Tenant and all other occupants of the Building with the required facilities and services. Any condition caused by Tenant’s misconduct or the misconduct of Tenant Parties (as hereinafter defined) or anyone else under Tenant’s direction or control shall not be a breach by Landlord.

Because of a strike, labor trouble, national emergency, repairs, or any other cause beyond Landlord’s reasonable control, Landlord may not be able to provide or may be delayed in providing any services or in making any repairs to the Building. In any of these events, any rights Tenant may have against Landlord are only those rights which are allowed by laws in effect when the reduction in service occurs.

Tenant understands and agrees that unless caused by the gross negligence or willful misconduct of Landlord or Landlord’s representatives, agents or employees, none of these authorized parties are responsible to Tenant for any of the following (i) any loss of or damage to Tenant or Tenant’s property in the Apartment or the Building due to any accidental or intentional cause, including a theft or another crime committed in the Apartment or elsewhere in the Building; ( ii) any loss of or damage to Tenant’s property delivered to any employee of the Building (e.g., doorman, superintendent, etc.); or (iii) any damage or inconvenience caused to Tenant by actions, negligence or violations of their lease made by any other tenant or person in the Building except to the extent required by law. Tenant further understands and agrees that Landlord’s employees are not authorized by Landlord to care for Tenant’s personal property. Landlord is not responsible for any loss, theft, damage to Tenant’s personal property, or any injury caused by the property or its use by Building employees.

Landlord will not be liable for any temporary interference with light, ventilation, or view caused by construction by or on behalf of Landlord. Landlord will not be liable for any such interference on a permanent basis caused by construction on any parcel of land not owned by Landlord.

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Landlord will not be liable to Tenant for such interference caused by the permanent closing, darkening or blocking up of windows, if such action is required by law. None of the foregoing events will cause a suspension or reduction of the Rent or allow Tenant to cancel the Lease.

Renewal

Renter acknowledges that there is no right to renewal lease. If Owner, in its sole discretion, determines that it will offer a renewal lease, Owner may set a new rent.

Term Of Lease

This Lease shall commence 1st day of August, 2022 to 31st day of July, 2023, unless renewed or extended pursuant to the terms herein.

Smoking

New York City law prohibits smoking and using e-cigarettes of any kind in indoor common areas, including but not limited to, lobbies, hallways, stairwells, mailrooms, fitness areas, storage areas, garages and laundry rooms in any building with three or more residential units. NYC Admin. Code, § 17-505.

Tenant understands and acknowledges that smoking is not permitted in any of the public areas of the building or in the Tenant’s Apartment. Tenant further understands and acknowledges that violation of this provision constitutes a substantial breach of Tenant’s lease.

Modification Of This Lease

Any modification of this lease shall not be binding upon Landlord unless in writing and signed by Landlord or Landlord’s authorized agent. No oral representation shall be effective to modify this Lease. If, as per the terms of this paragraph, any provision of this lease is newly added, modified, or stricken out, the remainder of this Lease shall remain in full force and effect.

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Alterations

Tenant shall make no alterations, decorations, additions, or improvements to the leased premises without first obtaining the express written consent of Landlord. Any of the above- described work shall become part of the dwelling

Heirs And Assigns

It is agreed and understood that all covenants of this lease shall succeed to and be binding upon the respective heirs, executors, administrators, successors and, except as provided herein, assigns of the parties hereto, but nothing contained herein shall be construed so as to allow the Tenant to transfer or assign this lease in violation of any term here of.

Stove Knob

The owner of this building is required, by Administrative Code §27-2046.4(a), to provide stove knob covers for each knob located on the front of each gas-powered stove to tenants in each dwelling unit in which a child under six years of age resides, unless there is no available stove knob cover that is compatible with the knobs on the stove. You may request or refuse stove knob covers but in the event you would like them installed, please contact us in the office at hi@landa.app.

Condition As Is

Renter acknowledges inspecting the apartment prior to signing this lease and accepts the apartment condition it is in as of such inspection. Renter acknowledges that the apartment is free of defects. Owner warrants that the apartment and building are fit for habitation and there are no conditions dangerous to health, life, or safety.

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Electronic Signature

Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of the electronic signature include Tenant signing this Lease by typing in Tenant’s name, with the underlying software recording Tenant’s IP address, Tenant’s browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Lease will be available to both Tenant and Landlord, so they can store and access it at any time, and it will be stored and accessible on the Landa Resident App and hosting provider, including backups. Tenant and Landlord each hereby consents and agrees that electronically signing this Lease constitutes Tenant’s signature, acceptance, and agreement as if actually signed by Tenant in writing. Further, all parties agree that no certification authority or other third-party verification is necessary to validate any electronic signature; and that the lack of such certification or third-party verification will not in any way affect the enforceability of Tenant’s signature or resulting contract between Tenant and Landlord. Tenant understands and agrees that Tenant’s e-signature executed in conjunction with the electronic submission of this Lease shall be legally binding and such transaction shall be considered authorized by Tenant. Tenant agrees its electronic signature is the legal equivalent of Tenant’s manual signature on this Lease and Tenant consents to be legally bound by this terms and conditions of each of this Lease. Furthermore, Tenant and Landlord each hereby agrees that all current and future notices, confirmations and other communications regarding the Agreements specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in this Lease or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients spam filters by the recipients email service provider, or due to a recipient’s change of address, or due to technology issues by the recipients service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Tenant, and if Tenant desires physical documents, then Tenant agrees to be satisfied by directly and personally printing, at Tenant’s own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that Tenant desires.

Tenant’s Consent is Hereby Given: By signing this Lease electronically, Tenant is explicitly agreeing to receive documents electronically including Tenant’s copy of this Lease as well as ongoing disclosures, communications and notices.

Security Deposit

Upon execution of this Lease, Tenant shall deposit the sum of $0 (such amount not to exceed one (1) month’s rent pursuant to The Housing Stability and Tenant Protection Act of 2019) to be held by Landlord as a security deposit for reasonable cleaning of, and repair of damages to, the premises upon the expiration or termination of this Lease, or other reasonable damages resulting from a default by Tenant. Tenant shall be liable to Landlord for all damages to the leased premises upon the termination of thisLease, ordinary wear and tear excepted. This Security Deposit shall not bear interest, unless otherwise required by applicable law. In the event that the Security Deposit shall earn interest, then in such event Landlord shall be entitled to an administrative fee pursuant to applicable law.

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If Tenant carries out all of Tenant’s agreements in this Lease and if Tenant moves out of the Apartment and returns it to Landlord vacant, broom clean and in the same condition it was in when Tenant first occupied it, except for ordinary wear and tear or damage caused by fire or other casualty through no fault of Tenant, Landlord will return to Tenant the full amount of the Security Deposit within fourteen (14) days after the later of (i) the date this Lease ends, or (ii) the date Tenant vacates the Apartment. However, if Tenant is in default of Tenant’s obligations under this Lease and/or there are any damages to the Apartment beyond ordinary wear and tear or damage caused by fire or other casualty, Landlord may keep all or part of the Security Deposit to cover reasonable repairs of such damage and Landlord shall provide Tenant with an itemized statement indicating the basis for the amount of the Security Deposit retained within the aforementioned fourteen (14) day period. Furthermore, for sake of clarity and emphasis, (i) if Tenant does not carry out all of Tenant’s obligations under this Lease, Landlord may keep all or part of the Security Deposit necessary to pay Landlord for any losses incurred, including missed payments and (ii) Landlord’s retention of the Security Deposit as allowable under this Lease shall not be deemed to be Landlord’s sole remedy for any default by Tenant of Tenant’s obligations pursuant to the terms and conditions of this Lease.

TENANT ACKNOWLEDGES AND AGREES THAT THE SECURITY DEPOSIT CANNOT BE USED TOWARDS RENT OR ADDITIONAL RENT BY TENANT. Notwithstanding anything to the contrary contained in this Lease, if Landlord shall apply all or any portion of the Security Deposit to cure a default by Tenant hereunder during the Term of this Lease, Tenant shall, within five (5) business days, deposit with Landlord that sum which shall be necessary to maintain the security in an amount equal to the Security Deposit as so required in this Article 4. Failure to replenish the Security Deposit in a timely manner shall be deemed a default under this Lease.

If Landlord sells the Apartment, Landlord, at its sole option, will turn over Tenant’s security either to Tenant or to the person buying the Apartment within five (5) days after the sale. Landlord will then notify Tenant, by registered, certified or overnight mail by a nationally recognized overnight courier, of the name and address of the person or company to whom the deposit has been turned over. In such case, Landlord will have no further responsibility to Tenant for the Security Deposit and the new Landlord will become responsible to Tenant for the Security Deposit.

Condition Of Leased Premises

By signing this Lease Tenant acknowledges that Landlord, Landlord’s representatives or superintendent has not made any representations or promises with respect to the Building or the Apartment except as herein expressly set forth. After signing this Lease but before Tenant begins occupancy, Tenant shall have the opportunity to inspect the Apartment with Landlord or Landlord’s agent to determine the condition of the Apartment. If Tenant requests such inspection, the parties shall execute a written agreement before Tenant begins occupancy of the Apartment attesting to the condition of the Apartment and specifically noting any existing defects or damages. Before taking occupancy of the Apartment, Tenant has inspected the Apartment (or Tenant has waived such inspection) and Tenant accepts it in its present condition “as is,” except for any condition which Tenant could not reasonably have seen during Tenant’s inspection. Tenant agrees that Landlord has not promised to do any work in the Apartment except as previously agreed to in writing.

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Delivery Of Notices

Any notice, statement, demand or other communication required or permitted to be given rendered or made by either party to the other, pursuant to this Lease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Lease) and shall be given by registered or certified mail, return receipt requested, or by overnight mail by a nationally recognized overnight carrier or via email, addressed to each of the following parties:

If to Landlord:

6. W 18th Street, 12th Floor

NY NY 10011

Email: hi@landa.apop

Notwithstanding anything to the contrary contained in this Lease, any notice from Landlord or Landlord’s agent or attorney may be delivered to Tenant personally at the Apartment. Notices shall be deemed received the next business day if by overnight carrier, the date of delivery if by personal delivery, or three (3) business days after being mailed if by registered or certified mail.

An electronic signature on this Lease, rider or any renewal of Landlord or Tenant shall be deemed an original document and a binding signature pursuant to the Electronic Signatures and Records Act of the State Technology Law.

Common Areas

Tenant will not place or leave any personal property in the common areas of the building. This includes, but is not limited to doormats, umbrellas, shoes, boots, bicycles, garbage, recyclables or any storage items. Tenant will not hang or shake any items out of the doors or windows or in the stairways. Tenant will not alter the exterior of the entry door to the apartment, and will not place stickers or any other notices theron. Apartment entrance doors will not be propped open. No one is allowed on the roof.

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Lead-based Paint Disclosure

Housing built before 1978 may contain lead-based paint. Lead from paint, paint chips, and dust can pose health hazards if not managed properly. Lead exposure is especially harmful to young children and pregnant women. Before renting pre-1978 housing, lessors must disclose the presence of known lead-based paint and/or lead-based paint hazards in the dwelling. lessees must also receive a federally approved pamphlet on lead poisoning prevention.

Landlord has conformed with all federal requirements regarding lead-based paint disclosure including the completion and mutual signing with Tenant and any agents, of the Lead-Based Paint Disclosure Form attached hereto and incorporated into this lease as a part hereof. All associated information required by the Disclosure form (if any) was furnished to Tenant, and Tenant received the EPA pamphlet “Protect Your Family from Lead in Your Home.”

Locks

Tenant will not change any lock cylinder or install any new or additional lock or otherwise drill through the entry door. If Tenant loses any key, Tenant will pay the cost of Owner replacing the same, and/or replacing the lock in the Owner’s sole discretion. Tenant will give Owner a key to any and all locks.

Indoor Allergen

The owner of this building is required, under New York City Administrative Code section 27- 2017.1 et seq., to make an annual inspection for indoor allergen hazards (such as mold, mice, rats, and cockroaches) in your apartment and the common areas of the building. The owner must also inspect if you inform him or her that there is a condition in your apartment that is likely to cause an indoor allergen hazard, or you request an inspection, or the Department has issued a violation requiring correction of an indoor allergen hazard for your apartment. If there is an indoor allergen hazard in your apartment, the owner is required to fix it, using the safe work practices that are provided in the law.

2. The owner of this building is also required, prior to your occupancy as a new tenant, to fix all visible mold and pest infestations in the apartment, as well as any underlying defects, like leaks, using the safe work practices provided in the law. If the owner provides carpeting or furniture, he or she must thoroughly clean and vacuum it prior to occupancy.

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Window Guards

You are required by law to have window guards installed in all windows if a child 10 years of age or younger resides in your apartment.

Your landlord is required by law to install window guards in your apartment if a child 10 years of age or younger lives in your apartment OR if you ask him to install window guards at any time. Should you require window guards, please reach out to our office at hi@landa.app.

Military Service

Tenant represents that Tenant is not in the military service or being supported by anyone in the military at this time. If Tenant will enter military service, or be supported by anyone in the military service, Tenant will immediately notify Owner of this change by registered or certified mail, return receipt requested.

Consequences Of Breach By Tenant

If Tenant, by any act or omission, or by the act or omission of any of Tenant’s family or invitees, licensees, and/or guests, violates any of the terms or conditions of this Lease or any other documents made a part hereof by reference or attachment, Tenant shall be considered in breach of this Lease (breach by one tenant shall be considered breach by all tenants where Tenant is more than one person).

In case of such breach Landlord may deliver a written notice to the Tenant in breach specifying the acts and omissions constituting the breach and that the Lease Agreement will terminate upon a date not less than thirty (30) days after receipt of the notice if the breach is not remedied within a reasonable time not in excess of thirty (30) days; and the Lease Agreement shall terminate and the Tenant shall surrender possession as provided in the notice subject to the following:

(a) If the breach is remediable by repairs, the payment of damages, or otherwise, and the Tenant adequately remedies the breach prior to the date specified in the notice, the Lease Agreement shall not terminate;

(b) In the absence of a showing of due care by the Tenant, if substantially the same act or omission which constituted a prior noncompliance of which notice was given recurs within six (6) months, the Landlord party may terminate the Lease Agreement upon at least fourteen (14) days written notice specifying the breach and the date of termination of the Lease Agreement;

(c) However, if the breach by the Tenant is nonpayment of rent, the Landlord shall not be required to deliver thirty (30) days’ written notice as provided above. In such event, the Landlord may serve Tenant with a seven (7) day written notice of termination, whereupon the Tenant must pay the unpaid rent in full or surrender possession of the premises by the expiration of the seven (7) day notice period.

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If the Lease Agreement is terminated, Landlord shall return all prepaid and unearned rent, and any amount of the security deposit recoverable by the Tenant.

Furthermore, the Lease may be terminated by a three (3) day written notice delivered by Landlord if the Tenant has committed a substantial violation of the Lease Agreement or applicable law that materially affects health and safety.

Possession Of Premises

Tenant shall not be entitled to possession of the premises designated for lease until the security deposit and first month’s rent (or prorated portion thereof), less any applicable promotional discount, is paid in full and the premises designated for lease is vacated by the prior tenant.

Landlord’s Right To Mortgage

Tenant agrees to accept the premises subject to and subordinate to any existing or future mortgage or other lien, and Landlord reserves the right to subject premises to same. Tenant agrees to and hereby irrevocably grants Landlord power of attorney for Tenant for the sole purpose of executing and delivering in the name of the Tenant any document(s) related to the Landlord’s right to subject the premises to a mortgage or other lien.

No Assignment

Tenant expressly agrees that the leased premises nor any portion thereof shall not be assigned or sub-let by Tenant without the prior written consent of Landlord.

Landlord Entry

During reasonable hours and with reasonable notice, except in emergencies, Landlord and Landlord’s representatives, agents and employees may enter the Apartment for the following reasons:

A.) To erect, use and maintain pipes and conduits in and through the walls and ceilings of the Apartment; inspect; exterminate; install or work on master antennas or other systems or equipment; and to perform other work and make any and all repairs, alterations, or changes Landlord decides are necessary. Tenant Rent will not be reduced because of any of the foregoing.

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B.) To show the Apartment to potential buyers or lenders.

C.) For ninety (90) days before the end of the Lease Term, to show the Apartment to persons who wish to lease it.

D.) If, during the last month of the Lease, Tenant has moved out and removed all or almost all of Tenant’s property from the Apartment, Landlord may enter the Apartment to make changes, repairs, or redecorations. Tenant’s Rent will not be reduced for that month and this Lease will not be ended by Landlord’s entry.

E.) If, at any time, Tenant is not personally present to permit Landlord or Landlord’s representatives, agents or employees to enter the Apartment and entry is necessary or allowed by law or under this Lease, Landlord or Landlord’s representatives, agents or employees may nevertheless enter the Apartment. Landlord may enter by force in an emergency. Landlord or Landlord’s representatives, agents or employees will not be responsible to Tenant, unless during such entry, any authorized party is negligent or misuses Tenant’s property.

Utilities

Tenant will provide and pay for the following utilities (indicate those that apply):

[X] Electric, [X] Gas, [X] Telephone, [X] Cable Television, [ ] Water, [ ] Garbage pick-up.

Landlord will provide and pay for the following utilities (indicate those that apply):

[ ] Electric, [ ] Gas, [ ] Telephone, [ ] Cable Television, [X] Water, [X] Garbage pick-up.

Tenant shall be responsible for contacting and arranging for any utility service not provided by the Landlord, and for any utilities not listed above. Tenant shall be responsible for having same utilities disconnected on the day Tenant delivers the leased premises back unto Landlord upon termination or expiration of this Lease.

Obligations And Duties Of Tenant

Tenant agrees to:

(a) Keep that part of the premises that he occupies and uses as clean and as safe as the condition of the premises permits;

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(b) Dispose from his dwelling unit all ashes, rubbish, garbage and other waste in a clean and safe manner in compliance with community standards;

(c) Keep all plumbing fixtures in the dwelling unit used by the Tenant as clean as their condition permits;

(d) Use in a reasonable manner all electrical, plumbing, sanitary, heating, ventilating, air conditioning and other facilities and appliances, including elevators, in the premises;

(e) Not deliberately or negligently destroy, deface, damage, impair or remove any part of the premises or knowingly permit any other person to do so;

(f) Conduct himself and require other persons on the premises with his consent to conduct themselves in a manner that will not disturb his neighbors’ peaceful enjoyment of their premises;

(g) Inform the Landlord of any condition of which he has actual knowledge which may cause damage to the premises;

(h) Maintain the dwelling unit in substantially the same condition, reasonable wear and tear excepted, and comply with the requirements of applicable building and housing codes materially affecting health and safety;

(i) Not engage in any illegal activity upon the leased premises as documented by a law enforcement agency;

Tenant agrees that any violation of these provisions shall be considered a breach of this Lease.

Waste Disposal

Tenant will comply with all rules and directions of Owner and Owner’s Agent concerning the location, manner and method of disposal of waste, refuse, garbage and recyclables.

Nature Of Occupancy

As a special consideration and inducement for the granting of this Lease by the Landlord to the Tenant, the personal residence described above shall be used and occupied only by the members of the Tenant’s family or others whose names and ages are set forth below:

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Materiality Of Application To Rent

All representations made by Tenant(s) on the Application to Rent (or like-titled document) are material to the grant of this Lease, and the Lease is granted only on condition of the truthfulness and accuracy of said representations. If a failure to disclose or lack of truthfulness is discovered on said Application, Landlord may deem Tenant to be in breach of this Lease.

No Waiver

The failure of Landlord to insist upon the strict performance of the terms, covenants, and agreements herein shall not be construed as a waiver or relinquishment of Landlord’s right thereafter to enforce any such term, covenant, or condition, but the same shall continue in full force and effect. No act or omission of Landlord shall be considered a waiver of any of the terms or conditions of this Lease, nor excuse any conduct contrary to the terms and conditions of this Lease, nor be considered to create a pattern of conduct between the Landlord and Tenant upon which Tenant may rely upon if contrary to the terms and conditions of this Lease.

Remedies Not Exclusive

The remedies and rights contained in and conveyed by this Lease are cumulative, and are not exclusive of other rights, remedies and benefits allowed by applicable New York law.

Rent Regulation

The Apartment is not subject to the Rent Stabilization Law, Rent control or any other form of rent regulation which either limits the amount that Landlord can charge for rent or compels Owner to renew this lease.

In the event that the Monthly Rent or Additional Rent or any part thereof shall become uncollectible or shall be reduced or required to be refunded by any Federal, State, County or City law, order or regulation, or by direction of a public officer or body pursuant to law or the orders rules or regulation of any organization or entity formed pursuant to law, whether the same is public or private, the Tenant will take such steps as Owner may reasonably request to permit Owner to collect the maximum amount which may be legally permissible form time to time during the continuance of such restriction (but not in excess of the Rent otherwise payable under this lease); and upon termination, expiration or suspension of such restriction, Tenant will pay to Owner any amount equal to (a) the Rent which would have been payable under this Lease but for restrictions less (b) the amount pay by Tenant.

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Air Conditioner

Tenant may not install any window air conditioner units without prior written permission from Owner. Window air conditioner units must not exceed 120 Volts of current and must be properly installed pursuant to law by a licensed installer. If your unit has an existing air conditioner, it was left by the previous tenant and the Owner is NOT responsible for repair, maintenance or replacement. Any new installations must be approved by the Owner in writing.

Apartment Damage

Renter is required to advise Owner immediately in the event of fire or other casualty which renders the apartment partially or wholly unfit for occupancy. Owner shall repair the premises as soon as possible subject to any delays due to adjustment of insurance claims or any cause not under Owner’s control. If part of the premises are usable, Renter must pay rent for the useable part. If the premises is damaged beyond repair, the term of this lease shall end and Renter must vacate the apartment. If the fire or casualty was caused by Renter’s actions, the cost of repairs shall be repaid to Owner by Renter as added rent.

Construction Convenience

Neighboring buildings may be the subject of construction, renovation or demolition.Owner will not be liable to Renter nor shall Renter seek to hold owner liable for interference with views, light, air flow, ventilation, the covenant of quiet enjoyment, or breach of the warranty of habitability, whether such interference is temporary or permanent, if such interference results from activities conducted on adjoining properties.

Destruction/Condemnation Of Premises

In the event the leased premises shall be destroyed or rendered totally untenable by fire, windstorm, or any other cause beyond the control of Landlord, or shall be taken by eminent domain, then this Lease shall cease and terminate as of the date of such destruction or taking, and the rent shall then be accounted for between Landlord and Tenant up to the time of such damage or destruction or taking of said premises as if being prorated as of that date.

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Governing Law

This Lease is governed by the rent stabilization law, enforced by the DHCR. A lease is a contract between a landlord and a tenant that contains the terms and conditions of the rental. It cannot be changed while it is in effect unless both parties agree. To learn more, please read the Tenants’ Rights Guide here: https://www1.nyc.gov/assets/buildings/pdf/tenants_rights.pdf

Tenant Insurance

Landlord shall not be liable to Tenant, Tenant’s family or Tenant’s invitees, licensees, and/or guests for damages not proximately caused by Landlord or Landlord’s agents. Landlord will not compensate Tenant or anyone else for damages proximately caused by any other source whatsoever, or by Acts of God, and Tenant is therefore strongly encouraged to independently purchase insurance to protect Tenant, Tenant’s family, Tenant’s invitees, licensees, and/or guests, and all personal property on the leased premises and/or in any common areas from any and all damages.

Sprinkler Notice

Pursuant to the New York State Real Property Law, Article 7, Section 231-a, effective December 3, 2014 all residential leases must contain a conspicuous notice as to the existence or non-existence of a Sprinkler System in the Lease Premises. A “Sprinkler System” is a system of piping and appurtenances designed and installed in accordance with generally accepted standards so that heat from a fire will automatically cause water to be discharged over the fire area to extinguish it or prevent its further spread (Executive Law of New York, Article 6-C, Section 155-1(5)).

Separately, Tenants shall not remove batteries from smoke or carbon monoxide detectors or in any other way disarm them.

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Insurance

Tenant shall obtain and maintain a Renter’s Insurance Policy throughout the entire term of the lease. Tenant recognizes that in the event of any damage to the apartment or building, landlord is solely responsible for the apartment and not the tenant’s personal possessions. Therefore, a Renter’s insurance policy is required to insure against personal property loss. Tenant shall deliver to Owner, upon request, certificate of insurance on all policies procured by tenant in compliance with its obligations hereunder, together with proof of payment of all premiums therefore.

End Of Term

At the end of the lease term, Renter shall leave the apartment clean and in good order, reasonable wear and tear excepted. Renter shall remove all of Renter’s personal possessions from the apartment after Renter has vacated. If any property remains in the apartment at the expiration of the term, it will be deemed by Owner to be abandoned property which Owner may discard or sell. Renter agrees to pay any expenses incurred by Owner as a result of Owner’s disposition of said property.

Bicycles, Rollerblades, Skateboards

Tenant understands and acknowledges that the riding and/or use of bicycles, roller blades, skateboards, or similar wheeled devices are strictly prohibited in any public area of the building.

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WITNESS THE SIGNATURES OF THE PARTIES TO THIS RESIDENTIAL LEASE AGREEMENT:

Landlord:

LANDA APP 3 LLC - 1363 Hancock Street Brooklyn NY LLC

Yishai Cohen

July 31, 2022

Tenant:

August 11, 2022

Agent:

Brandon Goldgrub

July 31, 2022

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Disclosure regarding

lead-based paint and/or lead-based paint hazards lead

Housing built before 1978 may contain lead-based paint. Lead from paint, paint chips, and dust can pose health hazards if not managed properly. Lead exposure is especially harmful to young children and pregnant women. Before renting pre-1978 housing, lessors must disclose the presence of known lead-based paint and/or lead-based paint hazards in the dwelling. Lessees must also receive a federally approved pamphlet on lead poisoning prevention. Lessor has no knowledge of lead-based paint and/or lead-based paint hazards in the housing. Lessee’s acknowledge that lessee has received copies of all information listed above. lessee has received the pamphlet “Protect Your Family from Lead in Your Home”. Agent has informed the lessor of the lessor’s obligations under 42 u.s.c. 4852(d) and is aware of his/her responsibility to ensure compliance.

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WITNESS THE SIGNATURES OF THE PARTIES TO THIS RESIDENTIAL LEASE AGREEMENT:

Landlord:

LANDA APP 3 LLC - 1363 Hancock Street Brooklyn NY LLC

Yishai Cohen

July 31, 2022

Tenant:

August 11, 2022

Agent:

Brandon Goldgrub

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Bed Bug Addendum

Tenant confirms that all furnishings and personal properties to be moved into the leased premises by each of the individuals identified in Section 2 of the Residential Lease Agreement by and between the Tenant and the Landlord (the “Lease”), are free of bed bugs.

Tenant hereby agrees to prevent and control possible infestation by adhering to the below list of responsibilities for the duration of the tenancy:

1. Inspection. The Tenant shall regularly conduct inspections for any bed bugs. If you (or anyone at the leased premise) stays in a hotel or another home, inspect all clothing, luggage, shoes, and personal belongings for signs of bedbugs before re-entering the leased premises. Check backpacks, shoes, hats, and clothing after using public transportation or visiting theaters. After guests visit, inspect beds, bedding and upholstered furniture for signs of bedbug infestation.

2. Duty to Report. Tenant immediately shall report any problems immediately to Landlord. Even a few bedbugs can rapidly multiply to create a major infestation that can spread to other premises. Manager will then be given access to the leased premises for inspection within 24 hours of Tenant being given notice.

3. Mandatory Cooperation. Tenant shall cooperate with pest control efforts. If the leased premises or a neighbor’s premises is infested, a pest management professional will be called in to inspect and eradicate the problem. The pest management professional may provide you with a check list and instructional pamphlet before treatment begins.

4. Bedbug Treatment. Tenant hereby acknowledge that they are obligated to compensate Landlord for any expenses that may include, but are not exclusive to, legal fees, extermination fees and specialist fees that may occur due to infestations in the leased premises. In addition, Tenant must comply with recommendations and requests from the pest control specialist prior to professional treatment including but not limited to:

a. Place all bedding, drapes, curtains and small rugs in plastic bags for transport to laundry or dry cleaners.

b. Heavily infested mattresses are not salvageable and must be sealed in plastic and disposed of properly. Contact Landlord for removal and disposal. Empty dressers, nightstands and closets completely. Remove all items from floors and bag all clothing shoes, boxes, toys, etc. Bag and tightly seal washables separately from non-washable items. Used plastic bags must be disposed of properly.

c. Wash all machine-washable bedding, drapes, and clothing, on the hottest water temperature and dry on the highest heat setting. Items that cannot be washed must be taken to a dry cleaner who MUST be informed of the issue. You must safely discard ALL items that cannot be decontaminated.

d. Vacuum all floors, including the inside of closets. Vacuum all furniture including inside drawers and nightstands, mattresses, and box springs. Carefully remove vacuum bags, sealing them tightly in plastic and discarding of properly. Use a brush attachment to dislodge eggs.

e. Move furniture to the center of the room so that technicians can easily treat carpet edges where bedbugs congregate, as well as walls and furniture surfaces. Items must be removed from the closets to allow for treatment.

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5. Compliance. Tenant shall ensure that Tenant, each of the individuals identified in Section 2 of the Lease, and any guest occupying or using the leased premises comply with the terms and conditions of this Addendum.

6. Indemnification. Tenant agrees to indemnify and hold the Landlord, its affiliates, and any of its or their directors, officers, employees, agents and consultants harmless from any actions, claims, losses, damages and expenses including but not limited to attorneys’ fees that Landlord may incur as a result of the negligence of Tenant, any of the individuals identified in Section 2 of the Lease, or any guest occupying or using the leased premises.

7. Property Insurance. It is acknowledged that the Landlord/Property Management Company/ Agent shall not be liable for any loss of personal property to the Tenant, as a result of an infestation of bedbugs. Tenant agrees to obtain personal property insurance to cover such losses.

8. Default. Any default of this Addendum, or of the Lease by Tenant, or any of the individuals identified in Section 2 of the Lease, shall entitle Landlord to pursue all rights and remedies available under this Addendum, the Lease, or applicable law including, but not limited to, terminating the Tenant’s right to possession of the leased premises for material non- compliance. The following will be considered material non-compliance of the Lease and Addendum:

a.	Any misrepresentation by the Tenant in this Addendum.
b.	Refusal to execute any agreement with the Landlord for the treatment of the bed bugs.
c.	Failure to properly notify the landlord of the presence of bedbugs.
d.	Failure to adequately prepare for treatment in the sole discretion of the pest control professional.
e.	Refusal to allow the Landlord to inspect the premises.
f.	Failure of the Tenant to have personal property insurance to cover damage or losses to furniture.
g.	Any action that prevents treatment of the leased premises or potentially exasperates or increases the bedbug issue.

9. Conflicts. To the extent that the terms of this Addendum are inconsistent with the terms of the Lease, the terms of this Addendum shall control. By signing below, the undersigned Tenant agrees and acknowledge having read and understood this addendum.

By signing below, the undersigned Tenant agree and acknowledge having read and understood this addendum.

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WITNESS THE SIGNATURES OF THE PARTIES TO THIS RESIDENTIAL LEASE AGREEMENT:

Landlord:

LANDA APP 3 LLC - 1363 Hancock Street Brooklyn NY LLC

Yishai Cohen

July 31, 2022

Tenant:

August 11, 2022

Agent:

Brandon Goldgrub

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6 W 18 St, New York, NY, 10011

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